EXHIBIT 99.1

www.bankrate.com
For more information contact:

Robert J. DeFranco
Senior Vice President
Chief Financial Officer
www.bankrate.com/investor-relations/
bdefranco@bankrate.com

(561) 630-1230

Bruce J. Zanca
Senior Vice President
Chief Communications/Marketing Officer
bzanca@bankrate.com

(917) 368-8648

FOR IMMEDIATE RELEASE

BANKRATE ANNOUNCES THIRD QUARTER 2005 RESULTS
Revenue Up 31% and Pre-Tax Income Up 109%
Raises 2005 Guidance

NEW YORK, NY - October 27, 2005- Bankrate, Inc. (NASDAQ: RATE), today reported total revenue of $12.4 million for the quarter ended September 30, 2005, an increase of $2.9 million or 31% over the $9.5 million reported in the third quarter of 2004. Income before taxes for Q3 2005 of $4.3 million was $2.2 million or 109% greater than the $2.1 million reported in Q3 2004. Net income for Q3 2005 was $2.7 million, or $0.16 per diluted share, compared to $2.1 million, or $0.13 per diluted share, in Q3 2004, and $2.5 million, or $0.15 per diluted share, in Q2 2005.

Total revenue for the nine months ended September 30, 2005 was $35.2 million, up $5.3 million or 18% over the $29.9 million reported for the same period in 2004. Income before taxes for the nine months ended September 30, 2005 was $11.4 million, up $4.9 million or 75% over than the $6.5 million reported for the first nine months of 2004. Net income for the nine months ended September 30, of 2005 was $7.1 million or $0.42 per diluted share compared to $6.5 million or $0.41 per diluted share for the same period in 2004.

No provision for income taxes was recorded in the nine months ended September 30, 2004. The 2005 results include a non-cash provision for deferred income taxes of approximately 38% of pre-tax income, representing the utilization of deferred tax assets throughout the remaining net operating loss carry forward period.

“The last 3 months have been an extremely productive period for the Company. We continued our ad sales momentum and successfully converted our rate tables from a flat fee to a cost-per-click model,” said Thomas R. Evans, President and Chief Executive Officer of Bankrate, Inc. “In doing so, we believe we’re in an even better position to take advantage of the opportunities going forward,” Mr. Evans added.

Recent Company Highlights

•
Online publishing revenue of $11.2 million in Q3 2005 was $3.1 million or 37% greater than the $8.2 million reported in Q3 2004. Online publishing revenue of $31.7 million for the nine months ended September 30, 2005 was $5.8 million or 23% greater than the $25.8 reported for the same period in 2004.

•	Gross margin for Q3 2005 was 76%, and the operating margin was 32%, compared to 74% and 20%, respectively, in Q3 2004.

•
Rate Table Cost-Per-Click Model - Over 300 hyperlink advertising clients were successfully converted from a monthly, flat-fee payment rate to a cost-per-click advertising model on October 1, 2005. A new advertising portal was also unveiled to help implement the new program.

•	Print and licensing revenue was down 12% from Q3 2004 and was flat compared to Q2 2005.

•	Barter revenue for the three months ended September 30, 2005 was reduced by the Company to $438,000, or 4% of total revenue, compared to $638,000, or 7% of total revenue, for the same period in 2004.

•
Page views for the quarter of 108 million were up 17% compared to Q3 04 and were down 5% from Q2 2005. Organic (non-paid) traffic represented 90% of the page views during the quarter. The remaining 10% of page views were generated from paid search.

•	Effective July 1, 2005, Bankrate was added to the membership list for the small-cap Russell 2000® Index and the Russell Microcap™ Index.

•	Since July 1, the Company has signed 17 new newspaper agreements:

New Consumer Mortgage Guides
▪	Staten Island Advance
▪	Trenton NJ Times
▪	South Jersey Newspapers
▪	Easton PA Express-Times
▪	Grand Rapids MI Press
▪	Newark NJ Star-Ledger
▪	Springfield MA Republican
▪	Syracuse NY Post-Standard
▪	Muskegon MI Chronicle
▪	Jackson MI Citizen-Patriot
▪	NJN Publishing (Hunterdon County NJ Democrat and 10 weeklies)
▪	Denver Newspaper Agency (Denver Post & Rocky Mountain News)
▪	Bergen Record (dba North Jersey Media)
▪	The Portland OR Oregonian

New Consumer Money Guide of Deposit Tables
▪	Tampa Tribune

New Newspaper Co-brands
▪	Denver Newspaper Agency (Denver Post & Rocky Mountain News)
▪	Bergen Record (dba North Jersey Media)

•	The Company ended the quarter with $40 million in cash, an increase of $12.3 million from December 31, 2004.

Revised Guidance

The company is increasing its 2005 guidance. The company now expects revenue to be in the range of $47.0 to $47.5 million, and expects pre-tax income to be in the range of $14.5 to $15.0 million. Pre-tax earnings per share for the full year is expected to be between $0.85 and $0.88 on a fully diluted basis. Previous guidance for 2005 projected revenue between $45.0 and $45.8 million and pre-tax earnings per share of $0.76 and $0.79 on a fully diluted basis.

October 27, 2005 11:00 AM Eastern Time Conference Call Interactive Dial-In and Webcast Information:

To participate in the teleconference please call: (800) 884-5695 passcode: 70679150. International callers should dial (617) 786-2960 passcode: 70679150. Please access at least 10 minutes prior to the time the conference is set to begin.

This call is being webcast by Thomson/CCBN and can be accessed at Bankrate’s Web site at www.bankrate.com/investor-relations. The Webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson/CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Conference Call Replay Information:

A replay of the conference call will be available beginning October 27, 2005, 1:00 p.m. ET/ 10:00 a.m. PT through November 3, 2005. To listen to the replay, call (888)-286-8010 and use the passcode: 38081834. International callers should dial (617)-801-6888 and enter the passcode: 38081834.

About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, a leading Internet consumer banking marketplace. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. It is the leading aggregator of more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2004, Bankrate.com had over 38 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (NASDAQ: YHOO), America Online (NYSE: TWX), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 150 national and state publications.

Certain matters included in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increased acceptance of the Internet by consumers as a medium for obtaining financial product information; we use barter transactions which do not generate cash; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; we may be limited or restricted in the way we establish and maintain our online relationships by laws generally applicable to our business; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operations may fluctuate significantly; our stock price may be particularly volatile because of the industry we are in; and, if our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock. These and additional important factors to be considered are set forth under "Item 1. Business - Risk Factors,'' "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations'' and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2004, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

-Financial Statements Follow-

Bankrate, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$40,041,788	$27,735,267
Accounts and notes receivable, net of allowance for doubtful accounts of $400,000 at September 30, 2005 and December 31, 2004, respectively	5,826,615	4,343,747
Deferred income taxes	5,996,940	4,359,058
Insurance claim receivable	–	241,015
Prepaid and other current assets	306,821	369,572
Total current assets	52,172,164	37,048,659

Furniture, fixtures and equipment, net	912,165	1,275,605
Deferred income taxes	1,069,303	7,047,521
Intangible assets, net	144,806	205,656
Other assets	319,813	429,079
Total assets	$54,618,251	$46,006,520

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$1,514,834	$1,386,164
Accrued expenses	2,822,260	1,749,058
Deferred revenue	349,590	192,357
Other current liabilities	151,096	93,352
Total current liabilities	4,837,780	3,420,931

Other liabilities	170,121	251,391
Total liabilities	5,007,901	3,672,322

Stockholders' equity:
Preferred stock, 10,000,000 shares authorized and undesignated	–	–
Common stock, par value $.01 per share-- 100,000,000 shares authorized; 15,820,334 and 15,780,811 shares issued and outstanding at September 30, 2005 and December 31, 2004, repsectively	158,203	157,808
Additional paid in capital	70,331,620	70,137,462
Accumulated deficit	(20,879,473)	(27,961,072)
Total stockholders' equity	49,610,350	42,334,198
Total liabilities and stockholders' equity	$54,618,251	$46,006,520

Bankrate, Inc.
Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenue:	2005	2004	2005	2004
Online publishing	$11,214,265	$8,158,241	$31,684,841	$25,835,196
Print publishing and licensing	1,157,758	1,310,911	3,474,061	4,019,518
Total revenue	12,372,023	9,469,152	35,158,902	29,854,714
Cost of revenue:
Online publishing	1,902,520	1,337,122	5,365,122	4,181,027
Print publishing and licensing	1,116,943	1,089,374	3,295,487	3,118,284
Total cost of revenue	3,019,463	2,426,496	8,660,609	7,299,311

Gross margin	9,352,560	7,042,656	26,498,293	22,555,403

Operating expenses:
Sales	943,594	915,102	2,756,038	3,289,232
Marketing	1,376,988	1,357,660	4,609,621	4,912,736
Product development	696,755	600,278	1,711,638	2,014,714
General and administrative	2,160,743	1,678,424	6,296,676	4,894,831
Legal settlement	–	390,000	–	390,000
Severance charge	–	–	–	260,000
Depreciation and amortization	180,811	186,676	578,385	552,498
	5,358,891	5,128,140	15,952,358	16,314,011
Income from operations	3,993,669	1,914,516	10,545,935	6,241,392
Other income:
Interest income	301,888	138,302	655,295	291,919
Insurance recovery in excess of costs and expenses	–	–	220,705	–
Total other income	301,888	138,302	876,000	291,919

Income before income taxes	4,295,557	2,052,818	11,421,935	6,533,311
Provision for income taxes	(1,632,312)	–	(4,340,336)	–
Net income	$2,663,245	$2,052,818	$7,081,599	$6,533,311

Basic and diluted net income per share:
Basic	$0.17	$0.13	$0.45	$0.42
Diluted	$0.16	$0.13	$0.42	$0.41
Weighted average common shares outstanding:
Basic	15,815,057	15,506,719	15,802,409	15,395,372
Diluted	17,109,385	15,869,708	16,767,538	15,908,487